NEWS RELEASE

EXHIBIT 99.1

For Immediate Release

One American Row

PO Box 5058

Hartford CT 06102-5056

www.phoenixwm.com

Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations 860-403-7100 pnx.ir@phoenixwm.com

The Phoenix Companies, Inc. Second Quarter 2008 Earnings

Net income of $6.2 million

Life and Annuity earnings remain comparable to a year ago despite market deterioration

Hartford, Conn., July 31, 2008 – The Phoenix Companies, Inc. (NYSE: PNX) today reported net income of $6.2 million, or $0.05 per diluted share, and operating income of $14.8 million, or $0.13 per diluted share for the second quarter of 2008.

These results include $8.7 million pre-tax, or $5.7 million ($0.05 per diluted share) after tax, of expenses related to a proxy contest earlier this year and the planned spin-off of its asset management business.   Excluding these expenses, combined pre-tax operating income for Life and Annuity and Corporate and Other increased 7 percent year over year.  These areas largely represent Phoenix’s ongoing operating businesses after the spin-off.  Asset Management results were lower primarily due to the 13 percent stock market decline in the first six months of 2008.

“Our ongoing life and annuity business continued to produce solid results despite one of the worst market environments in recent memory.  We had favorable mortality this quarter, which brought our 2008 experience in line with long-term expectations, and we showed year-over-year growth in both life and annuity sales, driven by our relationships with State Farm and brokerage general agents.   As one would expect, the weak market conditions affected earnings on variable life and annuity products and lowered investment income.  Net realized losses remained elevated but were lower than in the last two quarters. While unrealized losses increased, this was attributable to rising treasury rates in the second quarter,” said Dona D. Young, chairman, president and chief executive officer.

“We have made substantial progress on executing the planned spin-off of our asset management business.  As part of the spin-off process, we are streamlining the structure for the stand-alone life and annuity business.   At the same time, we are refining our capabilities in order to pursue new growth prospects, and making further inroads on our expense management goals,” she said.

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The Phoenix Companies, Inc. … 2

“From the start, we have said that the spin-off will allow the inherent quality of both businesses to emerge more clearly.  The improvement of the ongoing business segments versus a year ago, when market conditions were much more favorable and investment income was stronger, demonstrates the underlying strength and resilience of our life and annuity franchise.  And, despite severe market conditions in the quarter, asset management’s relative performance held up and was reflected in improving retail net flows,” Mrs. Young said.

Second Quarter 2008 Earnings Summary (millions, except per share data)	Second Quarter 2008	Second Quarter 2007[2]	Change
Life Insurance Operating Income [1]	$44.4	$42.0	$2.4
Annuity Operating Income [1]	1.1	5.2	(4.1)
Corporate and Other (ex. spin-off and proxy expenses) [1]	(12.4)	(16.2)	3.8
Subtotal	$33.1	$31.0	$2.1

Asset Management Operating Income (Loss) (pre-tax) [1]	(4.0)	2.3	(6.3)
Spin-off expenses	(3.9)	--	(3.9)
Proxy expenses	(4.8)	--	(4.8)
Pre-tax Operating Income	$20.4	$33.3	$(12.9)
Income Tax Expense	5.6	1.7	3.9
Operating income[1]	$14.8	$31.6	$(16.8)
Realized Gains (Losses), Net	(9.2)	(1.0)	(8.2)
Realized Gains (Losses) from Collateralized Debt Obligations	0.6	(0.1)	0.7
Discontinued Operations Income	--	0.4	(0.4)
Net Income	$6.2	$30.9	$(24.7)

Earnings Per Share Summary
Net Income Per Share
Basic	$0.05	$0.27	$(0.22)
Diluted	$0.05	$0.27	$(0.22)
Operating income Per Share
Basic	$0.13	$0.28	$(0.15)
Diluted	$0.13	$0.27	$(0.14)
Weighted Average Shares Outstanding (in millions)
Basic	114.4	114.1	0.3
Diluted	116.1	115.6	0.5

1 Operating income, as well as components of and financial measures derived from, operating income, are non-GAAP financial measures.  Please see “Financial Highlights” below for more information.

2 Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts. Comparative amounts have been adjusted to apply the new method, retrospectively.  Please see “Accounting Change” below for more information.

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The Phoenix Companies, Inc. … 3

SECOND QUARTER 2008 HIGHLIGHTS

•

The company reported net income of $6.2 million, or $0.05 per diluted share, compared with net income of $30.9 million, or $0.27 per diluted share, in the second quarter of 2007.  The current quarter includes $9.2 million in net realized losses, primarily due to impaired investments held in the company’s general account portfolio.

•

The company reported operating income of $14.8 million, or $0.13 per diluted share, compared with operating income of $31.6 million, or $0.27 per diluted share, in the second quarter of 2007.  The decrease was driven primarily by weaker market performance that lowered net investment income and affected fees adversely, and expenses related to the company’s proxy contest and planned spin-off of asset management that lowered operating income by $0.05 per share.

ASSET MANAGEMENT SPIN-OFF

The company is targeting completion of the planned spin-off of its asset management business in the fall, subject to the Board’s final approval.  Recent developments include:

•

A Form 10 Registration Statement was filed with the Securities and Exchange Commission on June 30, which the SEC needs to declare effective before completion of the spin-off.

•

The new company will be called Virtus Investment Partners, Inc.

•

Virtus has decided to keep its headquarters in downtown Hartford and is finalizing lease negotiations.

•

Phoenix is in active negotiations for a sale of the building that currently houses the asset management business.

SUMMARY OF SEGMENT RESULTS

Phoenix has two operating segments, “Life and Annuity” and “Asset Management.”  Businesses that are not sufficiently material to warrant separate disclosure, as well as interest expense on indebtedness, are included in “Corporate and Other.”

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The Phoenix Companies, Inc. … 4

Life and Annuity

Second Quarter 2008 Summary ($ in millions)	Second Quarter 2008	Second Quarter 2007[2]	Change
Life Insurance Operating Income (pre-tax)	$44.4	$42.0	$2.4
Annuity Operating Income (pre-tax)	1.1	5.2	(4.1)
Life and Annuity Operating Income (pre-tax)	$45.5	$47.2	$(1.7)

Life Insurance Sales (Annualized)	$68.9	$63.3	$5.6
Total Private Placement Deposits (Life Insurance and Annuity)	$108.8	$159.9	$(51.1)
Annuity Deposits[1]	$176.5	$158.6	$17.9
Annuity Net Flows[1]	$27.0	$9.1	$17.9

1 Excludes private placement and discontinued products.

2 Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts. Comparative amounts have been adjusted to apply the new method, retrospectively.  Please see “Accounting Change” below for more information.

•

Life and Annuity pre-tax operating income for the quarter declined slightly from the prior-year period, largely reflecting the impact of weak market conditions that resulted in lower net investment income and lower earnings for variable annuity and variable universal life products, which, in turn, accelerated amortization of deferred acquisition costs.  Lower non-deferred expenses partially offset the market effects.

•

Mortality was favorable in the quarter, and mortality margins for the first six months of the year are in line with the company’s long-term expectations of approximately 50 percent for universal life and 60 percent for variable universal life.

•

Annualized premium in the quarter grew 9 percent to $68.9 million from $63.3 million in the prior-year period.  The growth was driven by sales through the brokerage general agency channel, which increased 72 percent, and State Farm, which increased 23 percent.  Total life insurance sales (annualized and single premium) of $81.8 million grew 6 percent from $77.2 million in the second quarter of 2007.

•

 Annualized premium for the first six months of $182.1 million rose 58 percent from $115.4 million in the same period in 2007.  Total life insurance sales of $207.3 million rose 49 percent from $139.5 million in the first six months of 2007.  Sales in the second quarter were lower than the first quarter, which had more very large cases.

•

Gross life insurance inforce at June 30, 2008, excluding private placements, rose 9 percent year over year, driven by 20 percent growth in combined universal life and variable universal life insurance inforce.

•

Annuity deposits of $176.5 million in the quarter rose 11 percent from $158.6 million in the second quarter of 2007.  The State Farm distribution relationship continued to dominate annuity sales, accounting for 71 percent of the total, with 43 percent growth year over year.  The company had $27.0 million in annuity net flows in the quarter.

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The Phoenix Companies, Inc. … 5

•

Annuity deposits of $345.6 million in the first six months of 2008 rose 19 percent from $289.9 million in the same period in 2007.  Total annuity funds under management declined 1 percent year over year, reflecting weak markets.

•

Life insurance sales and annuity deposits exclude private placement deposits.  Total private placement life and annuity deposits were $108.8 million in the second quarter of 2008, compared with $159.9 million in the prior-year period.  For the first six months, private placement deposits totaled $150.4 million, compared with $225.5 million for the same period in 2007.  Deposits from private placement sales can vary widely because they involve fewer, but significantly larger, cases.

Asset Management

Second Quarter 2008 Summary ($ in millions)	Second Quarter 2008	Second Quarter 2007	Change
Asset Management EBITDA	$3.7	$10.3	$(6.6)
Asset Management Operating Income (Loss) (pre-tax)	$(4.0)	$2.3	$(6.3)

Asset Management Inflows	$987.2	$2,689.2	$(1,702.0)
Asset Management Outflows	(3,197.3)	(2,305.0)	(892.3)
Asset Management Net Flows	$(2,210.1)	$384.2	$(2,594.3)

Assets Under Management (end of period)	$33,405.9	$46,358.5	$(12,952.6)

•

Asset Management EBITDA and pre-tax operating income in the second quarter of 2008 decreased from the prior-year period, reflecting $6.2 million in lower investment management fees primarily due to a market-driven decline in assets under management.   The quarter also included $1.2 million of severance and legal costs.

•

Pre-tax operating margin, before intangible amortization, was 6.1 percent in the second quarter of 2008, compared with 17.1 percent in the prior-year period.  Operating margin was 7.6 percent for the first six months of the year, compared with 15.7 percent in the same period in 2007.

•

Second quarter net flows were negative $2.2 billion, compared with positive net flows of $384.2 million in the prior-year period.  The decline was driven primarily by three structured finance products that were called during the quarter as anticipated, as well as the redemption of several institutional accounts.  Mutual fund net flows improved significantly from the past three quarters to a modest negative $34.4 million but were lower than their levels in the year-ago quarter, which was a strong period in the overall market.  Managed account flows also show continued improvement and were stronger than the year-ago quarter.

•

For the first six months of the year, net flows were negative $6.6 billion, including the loss of a $3.7 billion general account mandate reported in the first quarter and the call of $1.1 billion in structured products.  Excluding these items, net flows were negative $1.6 billion compared to positive $1.2 billion in the first six months of 2007, which included $2.3 billion of structured product inflows.

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The Phoenix Companies, Inc. … 6

•

The year-over-year decrease in assets under management (AUM) primarily reflects cumulative institutional net outflows of $5.0 billion, market depreciation of $4.6 billion, in addition to structured finance product outflows.

•

For the period ended June 30, 2008, 38 percent, 51 percent and 59 percent of AUM outperformed their benchmarks for the one-, three- and five-year periods, respectively.  The decrease from previous periods is attributable entirely to fixed income strategies; equity AUM exceeding benchmarks improved for all periods.  The decline in fixed income performance relative to benchmark is attributable to the disruptions in the fixed income markets over the past year, which affected most active bond managers.  Phoenix’s percentage of fixed income assets in the top third of their relative peer rankings is essentially unchanged for the one- and three-year periods and has improved for the five-year period as compared to June 30, 2007.

Corporate and Other

Corporate and Other had a pre-tax loss of $21.1 million in the second quarter of 2008, compared with a $16.2 million pre-tax loss in the prior-year period.  The current quarter had lower interest expense, offset by lower corporate net investment income, as well as higher expenses, which included $4.8 million in remaining proxy contest expenses and $3.9 million related to the planned spin-off of asset management.

SECOND QUARTER 2008 STATUTORY RESULTS FOR PHOENIX LIFE INSURANCE COMPANY

•

Statutory net gain from operations was $21.4 million in the second quarter of 2008, compared with $13.5 million in the prior-year period.  The increase reflects lower controllable expenses.

•

Statutory surplus and asset valuation reserve was $933.5 million at June 30, 2008, compared with $1,040.7 million at December 31, 2007.  The decline mainly reflects sales-related expenses from higher life and annuity sales, investment impairments, and a dividend payable to the parent company.

•

The estimated risk-based capital ratio ended the quarter within the company’s 375-400 percent targeted range.

INVESTMENT GAINS AND LOSSES

The company reported net realized investment losses of $26.2 million in the second quarter of 2008, compared with $1.9 million in net realized losses in the prior-year period.  Realized losses remained elevated in the quarter, primarily due to the difficult credit markets, but were lower than in the fourth quarter of 2007 and first quarter of 2008.

Net unrealized losses increased by $308.0 million during the quarter to $565.1 million at June 30, 2008, attributable to rising treasury rates.

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The Phoenix Companies, Inc. … 7

Gross credit impairments in the second quarter were $26.5 million, compared with $14.5 million in the prior-year period.  Net credit impairments after offsets for taxes, deferred acquisition costs and policyholder dividend obligation were $5.5 million in the second quarter of 2008, compared with $4.0 million in the prior-year period.  The impairments in the current quarter were predominantly in residential mortgage-backed securities.

ACCOUNTING CHANGE

Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts.  The new method better reflects the economics of the underlying reinsurance activity by better matching the reinsurance recovery with the insured loss that gave rise to that recovery.  At the time of adoption, the cumulative impact of the adjustment decreased net income for all prior periods by $6.3 million, including a $2.3 million decrease in the second quarter of 2007, a $4.3 million decrease in the first six months of 2007, and a $4.6 million increase in the first quarter of 2008.  Details on the accounting change are included in the company’s financial supplement for the second quarter of 2008 and also will be in the company’s second quarter Form 10-Q.

CONFERENCE CALL

The Phoenix Companies, Inc. will host a conference call today at noon Eastern time to discuss with the investment community Phoenix’s second quarter 2008 financial results.  The conference call will be broadcast live over the Internet at www.phoenixwm.com in the Investor Relations section.  The call can also be accessed by telephone at 973-935-8512 (conference ID #53476066).  A replay of the call will be available through August 14, 2008 by telephone at 706-645-9291 (pin code #53476066) and on Phoenix’s Web site, www.phoenixwm.com in the Investor Relations section.

ABOUT PHOENIX

With roots dating to 1851, The Phoenix Companies, Inc. (NYSE: PNX) helps individuals and institutions solve their often highly complex personal financial and business planning needs through its broad array of life insurance, annuities and investments.  In 2007, Phoenix had annual revenues of $2.6 billion and total assets of $30.2 billion.  More detailed financial information can be found in Phoenix’s financial supplement for the second quarter of 2008, which is available on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.

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The Phoenix Companies, Inc. … 8

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which, by their nature, are subject to risks and uncertainties.  We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements.  These include statements relating to trends in, or representing management’s beliefs about, our future transactions, strategies, operations and financial results, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,”

 “expect,” “intend,” “may,” “should” and other similar expressions.  Forward-looking statements are made based upon our current expectations and beliefs concerning trends and future developments and their potential effects on the company.  They are not guarantees of future performance.  Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others:  (i) changes in general market and business conditions, interest rates and the debt and equity markets; (ii) the possibility that mortality rates, persistency rates or funding levels may differ significantly from our pricing expectations; (iii) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (iv) our dependence on non-affiliated distributors for our product sales, (v) downgrades in our debt or financial strength ratings; (vi) our dependence on third parties to maintain critical business and administrative functions; (vii) the ability of independent trustees of our mutual funds and closed-end funds, intermediary program sponsors, managed account clients and institutional asset management clients to terminate their relationships with us; (viii) our ability to attract and retain key personnel in a competitive environment; (ix) the poor relative investment performance of some of our asset management strategies and the resulting outflows in our assets under management; (x) the possibility that the goodwill or intangible assets associated with our asset management business could become impaired, requiring a charge to earnings; (xi) the strong competition we face in our business from mutual fund companies, banks, asset management firms and other insurance companies; (xii) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xiii) the potential need to fund deficiencies in our Closed Block; (xiv) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xv) other legislative or regulatory developments; (xvi) legal or regulatory actions; (xvii) changes in accounting standards; (xviii) the potential effects of the spin-off of our asset management subsidiary on our expense levels, liquidity and third-party relationships; and (xix) other risks and uncertainties described herein or in any of our filings with the SEC.  We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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The Phoenix Companies, Inc. … 9

Financial Highlights

Three and Six Months Ended June 30, 2008 and 2007

(Unaudited)

Income Statement Summary (1)	Three Months		Six Months
($ in millions)	2008	2007	2008	2007

Revenues	$608.4	$626.8	$1,183.7	$1,289.6
Operating Income (2)	14.8	31.6	14.7	67.1
Net Income (loss)	$6.2	$30.9	$(8.2)	$79.6

Earnings Per Share (1)

Weighted Average Shares Outstanding (in thousands)
Basic	114,389	114,083	114,362	113,961
Diluted	116,090	115,642	114,362	115,656
Operating Income Per Share (2)
Basic	$0.13	$0.28	$0.13	$0.59
Diluted	$0.13	$0.27	$0.13	$0.58

Net Income (loss) Per Share
Basic	$0.05	$0.27	$(0.07)	$0.70
Diluted	$0.05	$0.27	$(0.07)	$0.69

Balance Sheet Summary (1)	June	December
($ in millions, except share and per share data)	2008	2007

Invested Assets (3)	$15,168.2	$15,814.5
Separate Account Assets	10,576.6	10,820.3
Total Assets	29,634.8	30,211.4
Indebtedness	474.0	627.7
Total Stockholders’ Equity	$2,183.5	$2,279.0
Average Equity, excluding Accumulated OCI, FIN 46-R and Discontinued Operations (4)	$2,450.1	$2,399.9

Common Shares outstanding (in thousands)	114,392	114,291

Book Value Per Share	$19.09	$19.94
Book Value Per Share, excluding Accumulated OCI and FIN 46-R	21.37	21.61

Third Party Assets Under Management	$33,405.9	$42,548.4

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(1)

Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts. The new method better reflects the economics of the underlying reinsurance activity by better matching the reinsurance recovery with the insured loss that gave rise to that recovery. Comparable amounts have been adjusted to apply this new method, retrospectively.

(2)

In addition to financial measures presented in accordance with Generally Accepted Accounting Principles (“GAAP”), Phoenix uses non-GAAP financial measures such as operating income, operating income per share, operating income, pre-tax operating income and EBITDA in evaluating its financial performance. Net Income and net income per share are the most directly comparable GAAP measures. Phoenix’s non-GAAP financial measures should not be considered as substitutes for net income and net income per share. Therefore, investors should evaluate both GAAP and non-GAAP financial measures when reviewing Phoenix’s performance. A reconciliation of the net income to Phoenix’s non-GAAP financial measures is set forth in the tables at the end of this release. Investors should note that Phoenix’s calculation of these measures may differ from similar measures used by other companies.

Operating income, and components of and measures derived from operating income, are internal performance measures used by Phoenix in the management of its operations, including its compensation plans and planning processes. In addition, management believes that these measures provide investors with additional insight into the underlying trends in Phoenix’s operations.

Operating income represents income from continuing operations, which is a GAAP measure, before realized investment gains and losses, and certain other items.
• Net realized investment gains and losses are excluded from operating income because their size and timing are frequently subject to management’s discretion.
•

Certain other items may be excluded from operating income because we believe they are not indicative of overall operating trends and are items that management believes are non-recurring and material, and which result from a business restructuring, a change in regulatory environment, or other unusual circumstances.

Within its Asset Management segment, management also considers earnings before interest, taxes, depreciation and amortization (“EBITDA”). Management believes EBITDA provides additional perspective on the operating efficiency and profitability of the Asset Management segment. EBITDA represents pre-tax operating income before depreciation and amortization of goodwill and intangibles.

(3)	Invested assets equals total investments plus cash and equivalents less debt and equity securities pledged as collateral.

(4)

This average equity is used for the calculation of operating return on equity (“ROE”) and represents the average of the monthly average of equity, excluding accumulated OCI, the effects of FIN 46-R and the equity of discontinued operations. ROE is calculated by dividing (i) operating income, by (ii) average equity, excluding accumulated OCI, FIN 46-R and discontinued operations. ROE is an internal performance measure used by Phoenix in the management of its operations, including its compensation plans and planning processes. In addition, management believes that this measure provides investors with a useful metric to assess the effectiveness of Phoenix’s use of capital.

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The Phoenix Companies, Inc. … 10

Consolidated Balance Sheet (1)

June 30, 2008 (Unaudited and Preliminary) and December 31, 2007

($ in millions, except share data)

	June 30,	December 31,
	2008	2007
ASSETS:
Available-for-sale debt securities, at fair value	$11,291.3	$11,970.0
Available-for-sale equity securities, at fair value	189.1	205.3
Venture capital partnerships, at equity in net assets	208.4	173.7
Policy loans, at unpaid principal balances	2,473.3	2,380.5
Other investments	449.8	507.3
Fair value option investments	113.1	--
	14,725.0	15,236.8
Available-for-sale debt and equity securities pledged as collateral, at fair value	176.2	219.1
Total investments	14,901.2	15,455.9
Cash and cash equivalents	443.2	577.7
Accrued investment income	196.6	209.6
Receivables	214.4	159.7
Deferred policy acquisition costs	2,351.0	2,089.9
Deferred income taxes	76.2	42.8
Intangible assets	183.2	208.2
Goodwill	484.5	484.5
Other assets	207.9	172.8
Separate account assets	10,576.6	10,820.3
Total assets	$29,634.8	$30,221.4

LIABILITIES:
Policy liabilities and accruals	$13,800.2	$13,816.7
Policyholder deposit funds	1,664.0	1,808.9
Indebtedness	474.0	627.7
Other liabilities	686.6	550.9
Non-recourse collateralized obligations	249.9	317.9
Separate account liabilities	10,576.6	10,820.3
Total liabilities	27,451.3	27,942.4

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value: 125,705,070 and 125,604,486 shares issued	1.3	1.3
Additional paid-in capital	2,621.8	2,616.1
Accumulated deficit	(50.6)	(20.7)
Accumulated other comprehensive loss	(209.5)	(138.2)
Treasury stock, at cost: 11,313,564 and 11,313,564 shares	(179.5)	(179.5)
Total stockholders’ equity	2,183.5	2,279.0
Total liabilities and stockholders’ equity	$29,634.8	$30,221.4

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(1)

Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts. The new method better reflects the economics of the underlying reinsurance activity by better matching the reinsurance recovery with the insured loss that gave rise to that recovery. Comparable amounts have been adjusted to apply this new method, retrospectively.

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The Phoenix Companies, Inc. … 11

Consolidated Statement of Income (Unaudited) (1)

Three and Six Months Ended June 30, 2008 and 2007

($ in millions)

	Three Months		Six Months
	2008	2007	2008	2007
REVENUES:
Premiums	$191.3	$193.1	$371.5	$387.8
Insurance, investment management and product fees	182.4	155.5	361.9	306.0
Mutual fund ancillary and other revenue	14.6	17.2	29.2	33.9
Net investment income	246.3	262.9	494.8	539.3
Net realized investment gains (losses)	(26.2)	(1.9)	(73.7)	22.6
Total revenues	608.4	626.8	1,183.7	1,289.6

BENEFITS AND EXPENSES:
Policy benefits, excluding policyholder dividends	327.0	321.9	662.8	644.1
Policyholder dividends	86.0	90.3	159.7	194.1
Policy acquisition cost amortization	55.6	43.9	95.6	85.2
Intangible asset amortization	7.5	7.5	15.0	15.1
Intangible asset impairment	--	--	10.5	--
Interest expense on indebtedness	8.8	11.6	19.0	21.1
Interest expense on non-recourse collateralized obligations	1.9	4.1	5.1	8.1
Other operating expenses	114.6	115.9	232.0	222.7
Total benefits and expenses	601.4	595.2	1,199.7	1,190.4

Income (loss) before income taxes	7.0	31.6	(16.0)	99.2
Income tax (expense) benefit	(0.8)	(1.1)	7.8	(20.8)
Income (loss) from continuing operations	6.2	30.5	(8.2)	78.4
Income from discontinued operations, net of income taxes	--	0.4	--	1.2
Net income (loss)	$6.2	$30.9	$(8.2)	$79.6

_______

(1)

Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts. The new method better reflects the economics of the underlying reinsurance activity by better matching the reinsurance recovery with the insured loss that gave rise to that recovery. Comparable amounts have been adjusted to apply this new method, retrospectively.

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The Phoenix Companies, Inc. … 12

Reconciliation of Income Measures (Unaudited)

Three and Six Months Ended June 30, 2008 and 2007

($ in millions)

	Three Months		Six Months
Reconciliation of Operating Income to Net Income (1)	2008	2007	2008	2007
Operating Income (loss)
Life insurance	$44.4	$42.0	$81.8	$95.0
Annuities	1.1	5.2	(3.0)	12.1
Life and annuity segment	45.5	47.2	78.8	107.1
Asset management segment	(4.0)	2.3	(17.3)	2.9
Corporate and other	(21.1)	(16.2)	(41.7)	(25.4)
Operating income, before income taxes	20.4	33.3	19.8	84.6
Applicable income tax expense	(5.6)	(1.7)	(5.1)	(17.5)
Operating income	14.8	31.6	14.7	67.1
Realized investment gains (losses), net of income taxes and other offsets	(9.2)	(1.0)	(24.3)	11.2
Realized investment gains from collateralized debt obligations	0.6	(0.1)	1.4	0.1
Income from discontinued operations, net of income taxes	--	0.4	--	1.2
Net income (loss)	$6.2	$30.9	$(8.2)	$79.6

Reconciliation of Operating Income to Net Income by Segment (1)
Life and Annuity
Operating income	$45.5	$47.2	$78.8	$107.1
Applicable income tax expense	(15.3)	(15.4)	(27.5)	(34.0)
Realized investment gains (losses), net of income taxes and other offsets	(0.9)	0.5	(13.5)	1.0
Net income	29.3	32.3	37.8	74.1

Asset Management
Operating income (loss)	(4.0)	2.3	(17.3)	2.9
Applicable income tax benefit (expense)	2.3	(1.0)	6.9	(1.9)
Realized investment gains (losses), net of income taxes	(0.4)	0.2	(1.0)	0.3
Net income (loss)	(2.1)	1.5	(11.4)	1.3

Corporate and other
Operating loss	(21.1)	(16.2)	(41.7)	(25.4)
Applicable income tax benefit	7.4	14.7	15.5	18.4
Realized investment gains (losses), net of income taxes	(7.9)	(1.7)	(9.8)	9.9
Realized investment gains from collateralized debt obligations	0.6	(0.1)	1.4	0.1
Net income (loss)	(21.0)	(3.3)	(34.6)	3.0

Income from discontinued operations, net of income taxes	--	0.4	--	1.2

Consolidated Net Income (loss)	$6.2	$30.9	$(8.2)	$79.6

Reconciliation of Asset Management Operating Income Earnings Before Income Taxes, Depreciation and Amortization (EBITDA)

Asset Management Operating Income (loss)	$(4.0)	$2.3	$(17.3)	$2.9
Adjustments for:
Intangible asset amortization and impairments	7.5	7.5	25.5	15.1
Depreciation	0.2	0.5	0.3	0.7
EBITDA	$3.7	$10.3	$8.5	$18.7

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(1)

Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts. The new method better reflects the economics of the underlying reinsurance activity by better matching the reinsurance recovery with the insured loss that gave rise to that recovery. Comparable amounts have been adjusted to apply this new method, retrospectively.

Note: For additional information, see our financial supplement at phoenixwm.com

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